ROHM AND HAAS COMPANY
                  RESTATED CERTIFICATE OF INCORPORATION

                  Originally incorporated April 23, 1917
                   under the name Roehm & Haas Company


I.   The name of the Company is Rohm and Haas Company.

II. The principal office of the Company in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company, and the address of its registered agent is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

III. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV. The Company shall have authority to issue 400,000,000 shares of Common Stock, of the par value of $2.50 per share, and 25,000,000 shares of Preferred Stock, of the par value of $1.00 per share. The Board of Directors of the Corporation is hereby expressly authorized, at any time and from time to time, to divide the shares of Preferred Stock into one or more series, to issue from time to time in whole or in part the shares of Preferred Stock, and in the resolutions providing for the issue of such shares to fix and determine, except as otherwise expressly limited by Delaware law, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as may be desired, to the fullest extent permitted by Delaware law.

V.   The Company is to have perpetual existence.

VI. The private property of the stockholders of the Company shall not be subject to the payment of corporate debts to any extent whatever.

VII. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Company.

VIII. The Company shall have the power to keep its books of account, documents and records outside of the state of Delaware at such places as the Board of Directors may determine.

IX. No holder of securities of any class of the Company shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of securities of any class of the Company, whether now or hereafter authorized. All securities of the Company shall be issued and sold to such parties as the Board of Directors in its discretion may determine.

X. No director of the Company shall be personally liable to the Company or to any stockholder for monetary damages for any breach of duty as a director except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law as currently in

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effect or hereafter amended.  Neither the amendment to nor repeal of this
Article nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article shall apply to or have any effect in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

XI. Any action required or permitted to be taken by the holders of the capital stock of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates (including the provisions in the Certificate of Designation of $2.75 Cumulative Convertible Preferred Stock of the Corporation as filed with the Secretary of State of Delaware on June 11, 1992 which is attached to this Restated Certificate as Exhibit A) and does not further amend the provisions of the Corporation's Certificate of Incorporation as previously restated and amended and which has no discrepancy between itself and those provisions and having been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Laws of the State of Delaware, has been executed this 21st day of June, 1999, by its authorized officer.


                                      s/Gail P. Granoff
                                      -----------------------------------
                                      Gail P. Granoff
                                      Corporate Secretary

























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